Exhibit 3.2

AQUA AMERICA, INC.
AMENDMENT TO BYLAWS

THIS AMENDMENT (this “Amendment”), effective as of February 3, 2020, is made to the Amended and Restated Bylaws (the “Bylaws”) of Aqua America, Inc., a Pennsylvania corporation (the “Company”).

RECITALS

WHEREAS, Section 8.08 and Section 4.11(b) of the Bylaws provide that the Bylaws may be amended by the Company's Board of Directors (the “Board”) with respect to those matters that are not by statute committed expressly to the shareholders; and

WHEREAS, the relevant provisions Pennsylvania Business Corporation Law of 1988, as amended, (the “BCL”), including Section 1504, do not commit amendments to reflect a corporate name change expressly to the shareholders of the corporation.

AMENDMENT

NOW THEREFORE, the Board hereby amends the Bylaws as follows:

1.Amendment to Bylaws

The Bylaws shall be amended to reflect the name change of the Company by replacing each reference therein to “Aqua America, Inc.” with “Essential Utilities, Inc.”

2.Ratification.  Except as specifically set forth herein, the Bylaws shall continue in full force and effect.

FILED with the undersigned as Secretary of the Company this 3rd day of February,  2020.

/s/ Christopher P. Luning
Christopher P. Luning
Executive Vice President, General Counsel and Secretary